EXHIBIT 10.50


                                    AGREEMENT

      THIS AGREEMENT (the "Agreement") is made and entered into as of October 10, 2001, by and among TSET, Inc., a Nevada corporation (the "Company"), Jeffrey
D. Wilson (the "Executive") and The Pangaea Group LLC, an Oregon limited liability company ("The Pangaea Group").


                                    RECITALS:

      A. The Company and the Executive entered into that certain Employment Agreement dated April 16, 1999 (the "Employment Agreement") pursuant to which the Executive was hired as the Company's Chairman of the Board of Directors and Chief Executive Officer.

      B. Pursuant to the Employment Agreement, the Executive received a signing bonus of one hundred thousand (100,000) fully-vested, restricted shares of the Company's common stock, $0.001 par value per share (the "Common Stock") that was issued to the Executive's nominee, The Pangaea Group. In addition, the Executive received nine hundred thousand (900,000) shares of Common Stock that vested at the rate of one hundred (100,000) shares of Common Stock per month over a nine
(9) month period and were issued to the Executive's nominee, The Pangaea Group. (The one million (1,000,000) shares of Common Stock described in this paragraph B are individually and collectively referred to herein as the "Shares.")

      C. The Company and the Executive entered into that certain Letter Agreement dated April 10, 2001 (the "Letter Agreement") amending the Employment Agreement.

      D. Pursuant to the Letter Agreement, the Executive received one hundred twenty-five thousand (125,000) fully vested options to purchase shares of Common Stock and two hundred twenty-five thousand (225,000) options that vest upon the achievement of certain performance objectives of the Company more fully described therein. (The three hundred fifty thousand (350,000) options described in this paragraph D are individually and collectively referred to herein as the "Options.")

      E. Certain facts have recently come to the attention of the Company and the Executive that among other things, the Board of Directors of the Company never validly approved the Employment Agreement.

      F. Accordingly, the Company and the Executive have agreed that the Employment Agreement and the Letter Agreement are null and void from their inception. As a consequence, the Company and the Executive have decided that the Executive and his nominee, The Pangaea Group, shall return all of the Shares and Options granted to the Executive pursuant to the Employment Agreement and the Letter Agreement.

      G. The Company and the Executive acknowledge that the parties hereto will be filing federal and state tax returns, as applicable, and will be relying on the effectiveness of this Agreement.

      H. Except for the obligations created hereunder, the Executive desires to fully and completely release the Company from any and all liabilities and obligations with respect to any prior grants of Common Stock and/or Options pursuant to the Employment Agreement and/or the Letter Agreement.


                                    AGREEMENT

      NOW THEREFORE, in consideration of the mutual agreements, covenants and premises set forth herein for certain other good and valuable consideration, the receipt and adequacy are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. INCORPORATION OF RECITALS. The foregoing recitals are true and correct and are incorporated by this reference.

      2. ACKNOWLEDGMENT THAT EMPLOYMENT AGREEMENT AND LETTER AGREEMENT ARE NULL AND VOID. The Company and the Executive hereby agree and acknowledge that the Company's Board of Directors never validly approved the Employment Agreement and the Letter Agreement. Therefore, the Company and the Executive hereby agree and acknowledge that all of the provisions of the Employment Agreement and the Letter Agreement, including, without limitation, the "evergreen" provision of
Section 3(b) of the Employment Agreement, shall be null and void from their inception.

      3. RESIGNATION AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Simultaneously with the execution of this Agreement, the Executive shall resign as Chairman of the Board of Directors and as Chief Executive Officer of the Company and deliver a resignation letter, substantially in the form of Exhibit "A" attached hereto. The Company and the Executive hereby agree that the Executive shall remain as a director of the Company for the remainder of his term.

      4. VOID SHARES AND OPTIONS. The Company and the Executive hereby agree that the issuance of the Shares and Options granted to the Executive is void as of the effective dates of the Employment Agreement and the Letter Agreement, respectively, and that such Shares and Options shall be treated as if they were never issued or granted, as the case may be. However, the Company and the Executive hereby agree that the Executive shall retain the fifty thousand (50,000) options that the Executive received on April 9, 2001 in connection with the Executive's service as a director of the Company and the two hundred thousand (200,000) options that the Executive received on May 3, 2001 in connection with the Executive's service as Chairman of the Board of Directors in the years 1999 and 2000.

      5. GRANT OF OPTIONS. The Company shall grant to the Executive upon the execution of this Agreement, an option to purchase from the Company fifty thousand (50,000) shares of the Company's Common Stock (the "Chairman Option") in consideration for the Executive's service, prior to his resignation, as Chairman of the Board of Directors of the Company in the year 2001. The exercise price per share of the Chairman Option shall be the closing price of the Company's Common Stock as of the date of this Agreement. The Chairman Option shall be fully vested and exercisable upon the date of grant.

      6. RETURN OF CERTIFICATES. The Executive shall return, or cause to be returned, all certificates representing the Shares simultaneously with the execution of this Agreement.

      7. PAYMENT TO EXECUTIVE. In consideration of the Executive's agreement to resign as Chairman of the Board of Directors and Chief Executive Officer of the Company, and in consideration of the Executive's agreement to be bound by the nondisclosure provisions in Section 8 and the assignment of inventions provisions in Section 9, the Company shall pay the Executive Three Hundred Eighty Thousand Dollars (US $380,000.00) in the aggregate, payable in (i) an initial payment of Thirty Thousand Dollars (US $30,000.00) (the "Initial Payment") (and Nine Thousand Three Hundred Thirty-Two Dollars and 69/100 (US $9,332.69) which shall be for all unpaid reimbursable expenses previously incurred by the Executive through the date hereof and submitted to the Company), and (ii) Three Hundred Fifty Thousand Dollars (US $350,000.00) pursuant to the terms of that certain Promissory Note, substantially in the form of Exhibit "B" attached hereto (the "Promissory Note"). The Initial Payment shall be payable within sixty (60) days of the date hereof in cash. In the event the Company does not make the Initial Payment within such sixty (60) day period, such Initial Payment shall bear interest at the IRS Midterm Rate plus five percent (5%). The parties agree that failure to make the Initial Payment within such sixty (60) day period does not constitute a breach of this Agreement. In addition, in the event the Company fails to make any installment payment of principal or interest due under the Promissory Note which is not promptly paid by the tenth (10th) calendar day following the applicable due date, the Company shall grant to the Executive a three (3) year, fully vested and immediately exercisable option to purchase ten thousand (10,000) shares of the Company's Common Stock at a purchase price per share equal to the closing price of the Company's Common Stock as of the date such installment payment was due.

      8. NONDISCLOSURE. Except as expressly permitted by the Company or in the discharge of his duties as a director of the Company, the Executive shall not at any time from the date hereof disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity any
proprietary  or  confidential   information  relating  to  the  Company  or  any
information concerning the Company's financial condition or prospects, the Company's customers, the design, development, manufacture or selling of the Company's products or the Company's methods of operating its business (collectively "Confidential Information"). Confidential Information shall not include information that, at the time of disclosure, (a) is known or available to the general public by publication (including, without limitation, the public disclosure of information pursuant to the Company's reporting obligations under applicable federal and state securities laws) or otherwise through no act or failure to act on the part of the Executive in violation of this Section 8, (b) already known to the Executive or became known or was derived by the Executive by some demonstrable means other than as a result of the Executive's access thereto, (c) rightfully received from a third party without similar restrictions and without breach of this Agreement, or (d) independently developed by the Executive without any utilization of the Confidential Information. Notwithstanding any other provision of this Agreement, the Executive may disclose Confidential Information as is required to be disclosed in order to (i) comply with any requirement imposed by judicial or administrative process or any governmental or court order, (ii) comply with or discharge any fiduciary duty of the executive, (iii) ensure the Company's compliance with all disclosure obligations  arising  under  federal and state  securities  laws and other laws, rules, and regulations applicable to the Company, or (iv) enforce the Executive's rights under this Agreement and the Promissory Note. Subject to the foregoing exceptions and permitted uses of Confidential Information, the Executive acknowledges and agrees that the Confidential Information is a valuable, special and unique asset of the Company's business.

      9. INVENTIONS. Each Executive Invention (as defined below) belongs exclusively to the Company. The Executive acknowledges that all of the Executive's writing, works of authorship and other Executive Inventions are works made for hire and the property of the Company, including any copyrights, patents or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Company all of the Executive's right, title and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Executive Inventions. The Executive covenants that he will promptly:

            (a) assign to the Company or to a party designated by the Company, at the Company's request and without additional compensation, all of the Executive's right to the Executive Invention for the United States and all foreign jurisdictions;

            (b) execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Executive Invention in the United States and any foreign jurisdictions:

            (c) sign all other papers necessary to carry out the above obligations; and

            (d) give testimony and render any other assistance, but without expense to the Executive, in support of the Company's rights to any Executive Invention.

For purposes of this Agreement, "Executive Invention" shall mean any idea, invention, technique, modification, process or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived or developed by the Executive, either solely or in conjunction with others, during the Executive's employment with the Company, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company, and any such item created by the Executive, either solely or in conjunction with others, after the date hereof, that is based upon or uses Confidential Information. Notwithstanding the foregoing provisions of this Section 9, the exceptions and permitted uses in clauses (a) through (d) and clauses (i) through (iv) of Section 8 hereof shall also constitute exceptions to and permitted uses of the definition of Executive Invention.

      10. BOOKS AND RECORDS. All books, records and accounts of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be returned to the Company within five (5) business days from the date hereof. The Company shall provide the Executive ready and full access to all such books, records, and accounts as may be necessary and proper from time to time, to enable the Executive's performance of all fiduciary duties owed to the Company, to ensure the Company's compliance with all applicable laws, rules, and regulations, and in order to comply with any requirement imposed by judicial or administrative process or any governmental or court order.

      11. INDEMNIFICATION OF THE COMPANY. Except with respect to the Company's performance of all covenants and agreements of the Company set forth herein and in the Promissory Note, and so long as the Company is in compliance with and is timely performing all of its covenants and agreements to the Executive hereunder and under the Promissory Note, the Executive shall indemnify and hold harmless the Company, its officers, directors, employees, agents, counsel and shareholders (individually, an "Indemnitee" and, collectively, the "Indemnitees") against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including attorneys' fees) that is directly or indirectly suffered or incurred at any time by any Indemnitee, or to which any Indemnitee otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to any failure on the part of the Executive to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained in this Agreement.

      12. INDEMNIFICATION OF THE EXECUTIVE. The Company shall indemnify the Executive to the same extent as all other directors of the Company for as long as the Executive serves as a director of the Company. For as long as the Executive serves as a director of the Company, the Company hereby covenants that it will immediately notify the Executive verbally and in writing upon the Company receiving notice of the lapse or termination of the Company's director and officer liability insurance policy or that the Company no longer will carry such insurance.

      13. BINDING NATURE. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns, whether so expressed or not.

      14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

      15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada exclusive of conflicts or choice of laws rules or comity.

      16. ENFORCEABILITY. If any provision (or portion thereof) of this Agreement is adjudged invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless continue in full force and effect. In any such case, the provision deemed unenforceable shall be remade or interpreted by the parties in a manner that such provision shall be enforceable to preserve, to the maximum extent possible, the original intention and meaning thereof and such provision, as so modified or interpreted, shall remain in full force and effect thereafter.


                [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

                                   TSET, INC.


                                    By: /s/ Richard Papworth
                                    Name:   Richard Papworth
                                    Title:  Chief Financial Officer



                                    /s/ Jeffrey D. Wilson
                                    ---------------------
                                    JEFFREY D. WILSON


                                    THE PANGAEA GROUP LLC


                                    By: /s/ Jeffrey D. Wilson
                                        ---------------------
                                    Name:   Jeffrey D. Wilson
                                    Title:  Managing Director

                                    EXHIBIT A
                                    ---------



Board of Directors
TSET, Inc.
333 South State Street, PMB 111
Lake Oswego, Oregon 97034

Re:  Resignation

Gentlemen:

I hereby tender my resignation as Chairman of the Board of Directors and Chief Executive Officer of TSET, Inc., a Nevada corporation, effective as of the date hereof. In addition, I hereby tender my resignation as Chairman of the Board of Directors and any officer position I may hold of EdgeAudio.com, Inc., an Oregon corporation and as Chairman of the Board of Directors and any officer position I may hold of Kronos Air Technologies, Inc., a Nevada corporation., effective as of the date hereof.



--------------------------------
Jeffrey D. Wilson

Effective Date:  October __, 2001

                                    EXHIBIT B
                                    ---------

                                 PROMISSORY NOTE
                                 ---------------


$350,000.00                                                    October ___, 2001
                                                             Lake Oswego, Oregon

       FOR VALUE RECEIVED, TSET, INC., a Nevada Corporation (the "Borrower"), hereby promises to pay to the order of JEFFREY D. WILSON (the "Lender"), at 5003-F Foothills Road, Lake Oswego, Oregon 97034, or such other place or places as he may hereafter designate to the Borrower, in lawful money of the United States of America, the original principal sum of Three Hundred Fifty Thousand Dollars (US $350,000.00), together with accrued interest on the unpaid principal balance hereof from the date of this Note until all amounts due and payable hereunder are paid in full.

      Except as otherwise provided herein, interest shall accrue as of the date of this Note and shall be calculated on the entire principal sum outstanding from time to time at the IRS Midterm Rate per annum. The entire principal amount and all accrued interest shall be due and payable by the Borrower on June 30, 2006. The Borrower shall pay installments of principal and interest in an amount equal to Twenty Thousand Dollars (US $20,000.00) in cash quarterly in arrears. The first installment payment under this Note shall be due on March 31, 2002 and each subsequent installment payment shall be due on the last day of each corresponding quarter thereafter. Any installment of principal or interest due under this Note which is not promptly paid by the tenth (10th) calendar day following the applicable due date, such payment shall bear interest at the rate of the IRS Midterm Rate plus five percent (5%) per annum commencing on the date immediately following the day upon which the payment was due until the amount of any such payment is paid to the Lender in full. In addition, in the event the Borrower fails to make any installment payment of principal or interest due under this Note which is not promptly paid by the tenth (10th) day following the applicable due date, the Borrower shall grant to the Lender a fully vested and immediately exercisable three (3) year option to purchase ten thousand (10,000) shares of the Borrower's common stock, par value $0.001 per share (the "Common Stock"), at a purchase price per share equal to the closing price of the Borrower's Common Stock as of the date such installment payment was due. Failure to make required quarterly installments will only be considered an Event of Default (as defined herein) upon the failure by the Borrower to timely make three (3) quarterly installments under this Note. Upon the occurrence of any Event of Default, (as defined herein) by the Borrower of any term or provision of this Note, all sums outstanding under this Note shall thereupon immediately bear interest at the rate of the IRS Midterm Rate plus five percent (5%) per annum until all outstanding amounts owing to the Lender under this Note have been paid in full. The Borrower does not intend or expect to pay, nor does the Lender intend or expect to charge, collect or accept, any interest greater than the highest legal rate of interest which may be charged under any applicable law. Should the acceleration hereof or any charges made hereunder result in the computation or earning of interest in excess of such legal rate, any and all such excess shall be and the same is hereby waived by the Lender, and any such excess shall be credited by the Lender to the principal balance hereof.

       If any amount hereunder is payable on a day which is a Saturday, Sunday, legal holiday or a day on which banking institutions in Lake Oswego, Oregon are authorized or required by law or by local proclamation to close, the due date thereof shall be extended to the next succeeding business day and interest thereon shall accrue during the period of such extension at the rate provided herein.

      At the option of the Lender, all sums advanced hereunder together with accrued interest thereon shall become immediately due and payable, without notice or demand, upon the occurrence of any one or more of the following events of default (an "Event of Default"): (a) failure to timely make three (3) quarterly installments of principal and interest due under this Note; (b) the commencement of any proceedings under any bankruptcy laws of any jurisdiction or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether in law or equity) is filed by or against the Borrower or for all or any part of its property; or (c) in the event the Borrower receives cash gross proceeds from a single or series of financings during the term of this
Note in an amount equal to or greater than Ten Million Dollars (US $10,000,000.00). The Borrower's failure to timely make the Initial Payment, as defined in Section 7 of the Agreement to which this Note is attached as Exhibit B, shall be counted as one of the missed installments for purposes of the clause
(a) of this paragraph in determining the occurrence of an Event of Default.

       The Borrower and any endorsers, sureties, guarantors, and assignors of this Note (including any other persons ever liable for payment for any amounts due hereunder) hereby jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and nonpayment or dishonor, diligence in collecting amounts due hereunder, grace, and all other formalities of any kind whatsoever, and consent to all extensions without notice for any periods of time and partial payments, all without prejudice to the Lender. No failure, delay, or omission by the Lender or any holder of this Note in exercising any right, power, or remedy (collectively, "right") hereunder shall operate as a waiver or relinquishment thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder. The Lender's rights hereunder are cumulative and not exclusive of any other rights provided at law or in equity.

      The Lender shall have the right to assign this Note or payments of amounts due hereunder. The Borrower shall have the right to assign this Note in whole or in part as long as the Borrower remains liable for all sums due hereunder.

       If this  Note  becomes  in  default  and is  placed  in the  hands  of an attorney, the Borrower agrees to pay any and all fees, costs, charges and expenses incurred by the Lender, including, but not limited to, reasonable attorney's fees; provided, however, that no such payments by the Borrower shall be construed as interest or finance charges hereunder for purposes of determining the maximum lawful rate of interest payable hereunder.

       The principal amount of this Note may be prepaid in whole or in part at any time prior to the maturity of this Note without premium, penalty, or fee. Each prepayment of principal shall be credited first to accrued interest and then to reduce the unpaid principal amount hereof. No partial prepayment of principal shall act to suspend, postpone or waive any regularly scheduled payment of interest due under this Note.

       This Note shall be construed and enforced according to the laws of the State of Nevada, excluding all principles of choice of laws, conflict of laws or comity. Each person now or hereafter becoming obligated for the payment of the indebtedness evidenced by this Note hereby consents to personal jurisdiction and venue in Clackamas County, Oregon, in the event of any litigation in any way arising out of the loan evidenced hereby.

       The terms of this Note may not be changed orally. This Note shall be binding on the successors and assigns of the Borrower. The Borrower shall not assign this Note nor delegate any of its obligations hereunder without the Lender's prior written consent.

       Any notice required or permitted hereunder shall be provided to the Lender at the address first written above, and any similar notice to the Borrower shall be provided to 333 South State Street, PMB 111, Lake Oswego, Oregon 97034 (unless the Borrower provides written notice to the Lender of any different address). The Borrower shall notify the Lender in writing of the street address of its physical offices, whether in Lake Oswego or elsewhere. Notices provided hereunder shall be given in writing and shall be deemed given when delivered in person, when sent by facsimile or other electronic transmission (with confirmation of delivery or answerback to be attached), three days after being sent via express or courier delivery, or ten (10) days after being sent via registered or certified mail (return receipt requested), in all cases with postage and delivery charges prepaid by the sender.

       THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED HEREON, OR ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED WITH THE DEALINGS BETWEEN THE LENDER AND THE BORROWER, THIS NOTE, OR ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR THE FINANCING CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER EXTENDING THE LOAN EVIDENCED BY THIS NOTE.



                                          TSET, INC.

                                          By:______________________________
                                          Name:____________________________
                                          Title:___________________________